Exhibit 99.2

Questar Corporation

Notice to Directors and Executive Officers

TO:	Questar Corporation Board of Directors and Executive Officers

DATE:	June 12, 2010

Subject:	Blackout Period for Questar Common Shares

As you know, Questar Corporation has been authorized by its board of directors to proceed with a spin-off of its natural gas and oil exploration and production and midstream field services businesses to form an independent, publicly traded company named QEP Resources, Inc. As a result, Questar shareholders of record will receive a pro rata dividend of the shares of QEP Resources common stock.

Consequently, a blackout period is required for the Questar Stock Fund in the Questar Corporation Employee Investment Plan to accurately account for the dividend of shares of QEP Resources shares. During the blackout period, you will be prohibited from purchasing, selling or otherwise acquiring or transferring Questar common shares (or any derivative action such as the exercise of a Questar stock option).

The blackout period will begin on June 14, 2010 and is expected to last two to three weeks.

The blackout period for directors and executive officers is required under Section 306(a) of the Sarbanes-Oxley Act, which prohibits directors and executive officers of an issuer from trading in the issuer’s equity securities during any period when employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans. A 401(k) blackout period is usually imposed for administrative reasons such as to accurately account for a stock dividend in connection with a spin-off transaction.

If you have any questions about this notice and the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting Questar Corporation, Attention: Tom Jepperson; P.O. Box 45433, Salt Lake City, UT 84145-0433; telephone: 801-324-2648. You may obtain information about the actual beginning and ending dates of the blackout period, without charge, during the blackout period and for a two-year period thereafter.